Exhibit 5.1

June 29, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

I am Corporate Senior Vice President, General Counsel and Corporate Secretary of Charles River Laboratories International, Inc., a Delaware corporation (the “Company”), and have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, relating to the issuance of up to 6,300,000 shares of the Company’s common stock, par value $.01 (the “Shares”), in connection with the Charles River Laboratories International, Inc. 2007 Incentive Plan (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.  I have assumed that the signatures (other than those of officers of the Company) on all documents that I have examined are genuine.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

By:	/s/ Joanne P. Acford
Name: Joanne P. Acford, Esq.
Title: Corporate Senior Vice President, General Counsel and Corporate Secretary